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                                                                     Exhibit 5.1





                                                     File No.: 50039.000004
                                                     Direct Dial: (804) 788-8200


                       [LETTERHEAD OF HUNTON & WILLIAMS]



                               September 18, 1997

Fund America Investors Corporation II
Plaza Tower One, Suite 1200B
6400 South Fiddler's Green Circle
Englewood, Colorado  80111

Registration Statement No. 33-73748

Dear Ladies and Gentlemen:

         We have acted as counsel to Fund America Investors Corporation II, a Delaware corporation (the "Company"), in connection with its proposed offering and sale from time to time of Collateralized Mortgage Obligations (the "Bonds") pursuant to its Registration Statement on Form S-3 (No. 33-73748). In this capacity, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, the form of Deposit Trust Agreement between the Company, as depositor, and Wilmington Trust Company, pursuant to which Fund America Investors Trust 1997-NMC 1 (the "Issuer") will be formed, the form of Indenture between the Issuer, as issuer of the Series 1997-NMC1 Bonds, and Norwest Bank Minnesota, National Association, as trustee (the "Indenture"), and such other materials as we have deemed necessary to the issuance of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. At the time of any issuance of Bonds, the Issuer of such Bonds will exist as a trust under the laws of the State of Delaware.

         2. When the Indenture has been duly authorized by all necessary action and has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         3. When the Bonds have been duly authorized for sale by all necessary action, and when the Bonds have been duly issued, executed and authenticated in accordance with the


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Fund America Investors Corporation II
September 18, 1997
Page 2


provisions of the Indenture and delivered to and paid for by the purchasers thereof, the Bonds will be legally and validly issued, and the holders of the Bonds will be entitled to the benefits provided by the Indenture.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed in connection with its offering of its Series 1997-NMC1 Bonds. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                Very truly yours,

                                                /s/ Hunton & Williams





02151/04593/07724


Base Prospectus Opinion